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January 26, 2026

Advisers Investment Trust

50 S. LaSalle Street

Chicago, Illinois 60603

Re:	Advisers Investment Trust; File No. 811-22538

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Amendment No. 72 to the Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”) for Advisers Investment Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Amendment No. 133 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP